Exhibit 15.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AstraZeneca PLC:

We consent to the incorporation by reference in the registration statements (No. 33-83774, No. 333-145848, No. 333-114165, No. 333-171306 and No. 333-192551) on Form F-3 and registration statements (No. 333-09060, No. 333-09062, No. 33-65362, No. 33-65366, No. 333-12310, No. 333-12426, No. 333-12428, No. 333-13328, No. 333-13918, No. 333-124689, No. 333-152767 and No. 333-170381) on Form S-8  of AstraZeneca PLC of our report dated  6 February 2014, with respect to the consolidated statements of financial position of  AstraZeneca PLC and subsidiaries as of 31 December 2013 and 2012, and the related consolidated statements of comprehensive income, changes in equity and cash flows for each of the years then ended, which report appears in the 2014 Annual Report on Form 20-F of AstraZeneca PLC.

KPMG Audit Plc

/s/ KPMG Audit Plc

London
United Kingdom
10 March 2015